Exhibit 3.1

JOURNAL COMMUNICATIONS, INC.

AMENDMENTS TO ARTICLES OF INCORPORATION

        Pursuant to authority granted under Paragraph (C)(4) of Article 2 of Journal Communications, Inc.'s (the "Corporation") Articles of Incorporation, as amended to date (the "Articles"), the Board of Directors of the Corporation has amended the Articles to combine the Articles for the purpose of combining the Corporation's class B-1 common stock, par value $.01 per share, and the Corporation's class B-2 common stock, par value $.01 per share, into a single class of class B common stock, par value $.01 per share, of the Corporation.

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